Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cree, Inc. 2013 Long-Term Incentive Compensation Plan of Cree, Inc. of our report dated August 27, 2013, with respect to the consolidated financial statements of Cree, Inc. as of June 30, 2013 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) for the year ended June 29, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
August 26, 2014